Exhibit 99

Press Contact: W. Don Cornwell
Analyst Contact: Larry Wills
Telephone: 212/826-2530

GRANITE BROADCASTING REPORTS
SECOND QUARTER 2006 RESULTS

-Results Exceed Guidance-
-Strong Growth in Local Revenue -
- Integration of Third Station in Upstate New York Underway-

NEW YORK, August 2, 2006 — Granite Broadcasting Corporation (OTCBB: GBTVK) today reported results for the second quarter and first half of 2006.  Reported results for both periods exclude the results of the Company’s San Francisco station, which is classified as “held for sale” under generally accepted accounting principles and as such is reported under discontinued operations.

Second quarter net revenue increased 0.8 percent.  Decreases in national non-political revenue and network compensation were offset by increases in local non-political revenue and political revenue. Excluding the impact of reduced network compensation, second quarter net revenue increased 2.8 percent.  Revenue for the first half of the year increased by 7%.  Decreases in national non-political revenue and in network compensation were more than offset by increases in local non-political revenue, political advertising revenue and the inclusion of a full 6 months of operations of new stations in Fort Wayne and Duluth in 2006, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are very pleased to report strong local revenue growth for the sixth consecutive quarter, which outperformed the industry.  The gains we generated locally combined with incremental political revenue offset a soft national automotive market and reduced network compensation.”

John Deushane, Chief Operating Officer, said, “Our new local direct business initiatives continued to deliver returns, generating over $1.4 million of revenue during the quarter across several categories. We recorded healthy non-political local revenue growth in many of our markets, with stations in Detroit and Fresno contributing particularly healthy increases and outperforming their respective markets. In addition to these gains in local revenue, we are tracking toward $1 million in annualized Internet-related revenue as a result of several initiatives implemented during the first half of the year.”

Mr. Deushane continued, “We continue to maximize the value of our local brands by leveraging our content and operating infrastructure to expand our distribution outlets and reach. We have entered strategic partnerships with the local UPN affiliates in Fresno and Peoria to broadcast locally produced newscasts during additional time periods, significantly expanding the exposure of our valuable news content.  At our Detroit station, where we already have a relationship with the Detroit Pistons, we recently partnered with the Detroit Tigers to further strengthen the station’s strong sports programming and local presence in the market. In addition, our recent acquisition of WBNG, the dominant CBS affiliate in Binghamton/Elmira, New York, increases our footprint in upstate New York to almost 60 percent of viewers in the region.”

Mr. Cornwell concluded, “We are very pleased with the operating performance of our stations and their ability to execute on our strategic initiatives.  We would like to welcome WBNG to the Granite family, and look forward to leveraging our platform in upstate New York to benefit both our viewers and advertisers, and strengthen our operating performance.”

“As the sales of KBWB and WMYD did not close prior to June 30th we exercised our option to terminate the sales agreements. Since announcing our intention to sell, our Detroit station has seen a significant turnaround and is generating positive operating results, driven by a new line-up of sports and other popular programming and a lower expense profile. This momentum, combined with the highly anticipated launch of My Network TV this fall and other potential local programming opportunities, has led us to determine that we should retain this station. In San Francisco operational and market conditions have not improved sufficiently to justify retaining the station and as a result we will continue to seek opportunities to sell the station.

“We continue to work with our financial advisors, Houlihan Lokey Howard & Zukin, to evaluate strategic alternatives, and look forward to updating you as we continue to execute on our strategic plan.”

SECOND QUARTER RESULTS
THREE MONTHS ENDED JUNE 30, 2006
VERSUS THREE MONTHS ENDED JUNE 30, 2005

Net revenue increased 0.8 percent to $26.9 million. Decreases in network compensation and national non-political advertising revenue were more than offset by increases in local non-political revenue and political advertising revenue.

Station operating expenses increased 1.1 percent to $17.9 million. Increased sales expense on higher local revenue was offset in part by reduced programming costs in Syracuse and Buffalo.

FIRST HALF RESULTS
SIX MONTHS ENDED JUNE 30, 2006
VERSUS SIX MONTHS ENDED JUNE 30, 2005

Net revenue increased 7 percent to $51.7 million. Decreases in network compensation and national non-political advertising revenue were more than offset by increases in local non-political revenue, political advertising revenue and the inclusion of a full 6 months of operations of new stations in Fort Wayne and Duluth in 2006, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses increased 2.6 percent to $35.5 million. Decreases in operating expense due primarily to reduced programming costs at many of our stations were more than offset by increased sales expense on higher local revenue and the inclusion of a full 6 months of operations of the new stations in Fort Wayne and Duluth in 2006.

Sale of San Francisco and Detroit Stations

On July 18, 2006, the Company announced that it exercised its rights to terminate the agreements to sell television stations KBWB, Channel 20 in San Francisco, California and WMYD (formerly WDWB), Channel 20 in Detroit, Michigan to affiliates of DS Audible, LLC. The Company had the right to terminate these agreements, which were contingent on both sales occurring, if the sales did not close by June 30, 2006.  The Company also announced it would continue marketing KBWB to interested parties, but would retain WMYD, which will become an affiliate of My Network TV in September 2006.

Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the operational results for assets held for sale be reported separately as part of discontinued operations. As such, the Company will continue to report the results of KBWB as discontinued operations on the income statement and exclude KBWB’s results from guidance.  The results of WMYD are included in continuing operations for all reporting periods, and are also included in the following guidance.

THIRD QUARTER 2006 GUIDANCE
Includes consolidated results of Malara Broadcast Group

Commenting on the outlook for the quarter ending September 30, 2006, Larry Wills, Chief Financial Officer, said, “For the third quarter, we expect healthy revenue growth.  Non-political growth at our Detroit station, incremental political spending and the inclusion of our new Binghamton station is expected to more than offset reduced network compensation and overall declines in non-political revenue in our other markets. As such, we currently anticipate third quarter net revenue to increase in the range of 10 percent to 12 percent (see Table 2). Station operating expenses will be impacted by the inclusion of Binghamton, increased sales expense on higher revenue and higher programming costs associated with the addition of new syndicated and sports programming in Detroit. As such, we anticipate station-operating expenses to increase between 11.9 and 13.3 percent (see Table 2).

“Our adjusted full year guidance, which now includes WMYD in Detroit as of January 1, 2006 and WBNG in Binghamton as of July 26, 2006, is as follows; we expect to report low double-digit net revenue growth driven by our excellent local sales efforts, political advertising and the inclusion of WBNG for the last six months of the year. Excluding the incremental results of WBNG, we would continue to expect to report high single-digit net revenue growth.  On the expense side, we expect to report mid-single digit expense growth resulting from increased sales expense on higher local revenue, the addition of new syndicated and sports programming at our Detroit station and the inclusion of WBNG for the last six months of the year.  Excluding WBNG, we would continue to expect to report low single-digit expense growth.”

Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $1.5 million in the third quarter.

•                  Amortization expense is expected to be approximately $853,000 in the third quarter.

•                  Corporate expense is expected to be approximately $2.6 million in the third quarter.

•                  Corporate reorganization expense is expected to be approximately $1.6 million in the third quarter.

•                  Non-cash compensation expense is expected to be approximately $40,000 in the third quarter.

•                  Interest expense is expected to be approximately $12.6 million in the third quarter.

•                  Non-cash interest expense is expected to be approximately $2.5 million in the third quarter.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the third quarter.

•                  Capital expenditures are expected to be approximately $1.5 million in the third quarter.

Granite will also host a teleconference to discuss its second quarter 2006 financial results on Wednesday, August 2nd at 10:00 a.m. Eastern Daylight Time.  To access the teleconference, please dial 415-904-7315 ten minutes prior to the start time.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.granitetv.com.  If you cannot listen to the teleconference at its normal time, there will be a replay available through August 9, 2006 that can be accessed by dialing 1-800-633-8284 (U.S. callers) or +1-402-977-9140 (International callers), passcode: 21297193.  The webcast will also be archived on the Company’s website for 30 days.

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Cautionary Note Concerning Forward-looking Statements

Any statements that are included or incorporated by reference in this press release or that are otherwise attributable to Granite Broadcasting or persons acting on behalf of Granite Broadcasting, other than statements of historical fact, which address activities, events or developments that Granite Broadcasting expects or anticipates will or may occur in the future, including, without limitation, statements regarding expected financial performance; future capital expenditures; projected revenue growth or synergies resulting from acquisitions and other transactions; anticipated completion of sales of assets under contracts of sale; efforts to control or reduce costs; contingent liabilities; development or purchase of new programming; financing and restructuring efforts; expected competition; use of digital spectrum; and business strategy, are “forward-looking statements”—that is, statements related to future, not past, events that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “project”, “target”, “predict”, “estimate”, “forecast”, “strategy”, “may”, “goal”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases.  Although we believe such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected.  Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations; local regulatory actions and conditions in the areas in which our stations operate; competition in the broadcast television markets we serve; our ability to obtain quality programming for our television stations; successful integration of television stations we acquire; pricing fluctuations in local and national advertising; changes in national and regional economies; changes in advertising trends and our advertisers’ financial condition; volatility in programming costs, industry consolidation, technological developments, and major world events; and those factors described in our most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.  We undertake no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaim any obligation to do so.

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 23 channels in the following 11 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; Duluth, Minnesota-Superior, Wisconsin; Binghamton, New York; Utica, New York and Elmira, New York. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.

Table 1
Financial Results (Unaudited)
(in thousands, except per share data and number of shares)

	Three Months Ended June 30,		Six Months Ended June 30,
GRANITE BROADCASTING CORPORATION	2006	2005	2006	2005

Net revenue	$26,876	$26,661	$51,677	$48,283
Station operating expenses	17,926	17,725	35,463	34,568
Depreciation expense	1,657	1,269	3,353	2,882
Amortization expense	753	1,267	1,507	2,178
Corporate expense	3,537	2,725	6,385	5,423
Corporate reorganization expense	965	—	1,185	—
Performance award expense	—	320	89	640
Non-cash compensation expense	61	94	111	188
Operating income	1,977	3,261	3,584	2,404

Interest expense	11,205	11,141	22,283	21,331
Interest income	(67)	(289)	(384)	(738)
Non-cash interest expense	1,033	1,052	2,663	2,025
Non-cash preferred stock dividend	6,387	6,387	12,774	12,774
Other (income) expense	(4)	89	(7)	168

Loss from continuing operations before income taxes	(16,577)	(15,119)	(33,745)	(33,156)
Provision (benefit) for income taxes:
Current	125	50	270	111
Deferred	15,664	(197)	15,377	(436)
Total provision (benefit) for income taxes	15,789	(147)	15,647	(325)

Loss from continuing operations	(32,366)	(14,972)	(49,392)	(32,831)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	1,013	(1,235)	2,419	(2,869)

Net loss	$(31,353)	$(16,207)	$(46,973)	$(35,700)

Per basic and diluted common share:
Basic and diluted net loss per share from continuing operations	$(1.63)	$(0.77)	$(2.50)	$(1.68)
Basic and diluted net income (loss) per share from discontinued operations	$0.05	$(0.06)	$0.12	$(0.15)
Basic and diluted net loss per share	$(1.58)	$(0.83)	$(2.38)	$(1.83)

Weighted average common shares outstanding	19,803,000	19,577,000	19,749,000	19,539,000

Supplemental Financial Data from Continuing Operations:
Capital expenditures	$798	$682	$1,190	$890
Program amortization	$1,830	$2,234	$3,434	$4,418
Program payments	$2,285	$2,857	$4,290	$5,748

Table 2
Third Quarter 2006 Guidance (Unaudited)
(in thousands)

	Three Months Ended September 30,
GRANITE BROADCASTING CORPORATION	2005	2006		Percent Change
		High	Low	High	Low
Net revenue	$24,000	$26,880	$26,400	12.0%	10.0%
Station operating expenses	18,044	20,195	20,445	11.9%	13.3%
Depreciation expense	1,308	1,499	1,499
Amortization expense	1,099	853	853
Corporate expense	2,558	2,630	2,630
Corporate reorganization expense	—	1,600	1,600
Performance award expense	320	—	—
Non-cash compensation expense	94	40	40
Operating income (loss)	$577	$63	$(667)

Supplemental Financial Data from Continuing Operations:
Program amortization	$2,013	$2,504	$2,504
Program payments	$2,519	$1,768	$1,768